Exhibit 99.1

PRESS RELEASE

TODAY’S DATE: January 16, 2004

RELEASE DATE: Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION ANNOUNCES

QUARTERLY DIVIDEND

BOCA RATON, FLORIDA – January 16, 2004 - The Board of Directors of Pointe Financial Corporation, at its January 16, 2004 meeting, declared a $.09 per share dividend for the fourth quarter of 2003, payable on March 1, 2004 to shareholders of record as of February 13, 2004.

The $.09 dividend amount represents a 29% increase in the quarterly payment. This is the second time in twelve months that the Company’s Board of Directors has taken action to increase the dividend, which is in line with the Company’s dividend policy to pay out between 20% and 30% of earnings.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company’s assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company’s newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company’s filings with the Securities and Exchange Commission.

For further information, contact: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.